Exhibit 99.1

Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050 (408) 562-8400 Main (408) 567-1800 Fax

ROVI CORPORATION REPORTS CONFIRMATION OF A

$2.4 BILLION TAX LOSS FROM THE 2008 SALE OF TV GUIDE MAGAZINE

SANTA CLARA, Calif. (BUSINESS WIRE)—March 9, 2010—Rovi Corporation (NASDAQ: ROVI) announced today that the Internal Revenue Service (“IRS”) has completed its review under its Pre-Filing Agreement Program of the tax loss recognized from the Company’s December 2008 divestiture of TV Guide Magazine. The Company and the IRS executed a closing agreement which confirmed that the Company recognized an ordinary tax loss of approximately $2.4 billion from the TV Guide Magazine sale.

As a result of signing the closing agreement with the IRS, the Company anticipates recognizing a significant tax benefit in its first quarter 2010 GAAP financial statements. The benefit recognized will be net of any required valuation allowance. The Company is currently evaluating what valuation allowance, if any, would be appropriate.

The total Federal income tax cash benefit which could be realized from the $2.4 billion tax loss is approximately $836 million under current tax rules.

A 2008 tax loss will carry forward for up to 20 years to offset future taxable business profits reported in the Company’s Federal income tax return under current tax rules.

About Rovi Corporation

Rovi Corporation is focused on revolutionizing the digital entertainment landscape by delivering solutions that enable consumers to intuitively discover new entertainment from many sources and locations. The company also provides extensive entertainment discovery solutions for television, movies, music and photos to its customers in the consumer electronics, cable and satellite, entertainment and online distribution markets. These solutions, complemented by a leading collection of entertainment data, create the connections between people and technology, and enable them to discover and manage entertainment in an enjoyable form.

Rovi Corporation holds over 4,400 issued or pending patents and patent applications worldwide. It is headquartered in Santa Clara, California, with numerous offices across the United States and around the world including Japan, Hong Kong, Luxembourg, and the United Kingdom. More information about Rovi Corporation can be found at www.rovicorp.com.

All statements contained herein that are not statements of historical fact, including statements that use the words “will,” “believes,” “anticipates,” “estimates,” “expects,” “intends” or “looking to the future” or similar words that describe the Company’s or its management’s future plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the Company’s anticipation of recognition of a tax benefit in its first quarter 2010 GAAP financial statements net of any required valuation allowance.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors are further addressed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009 and such other documents as are filed with the Securities and Exchange Commission from time to time (available at www.sec.gov). The Company assumes no obligation, except as required by law, to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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Investor Contact:

James Budge

Rovi Corporation

+1 (408) 562-8400

Lauren Landfield

Rovi Corporation

+1 (408) 562-8400